Exhibit 10.47

Maximum Amount Loan Contract

No. of the Contract: Business Department 2010 No.2

Debtor: Fujian Yaxin Food Co., Ltd
Creditor: Business Department of Jianyang Rural Credit Cooperation

In accordance with relevant laws and regulations promulgated by the State, both Debtor and Creditor hereby agree to enter into this Contract.

ARTICLE 1 CREDITOR AGREES TO ISSUE THE FOLLOWING LOAN TO THE DEBTOR

From April 7, 2010 to April 6, 2011, Creditor will issue loans in installments to Debtor within the balance of the maximum amount of RMB (In words) Two Million and Eight Hundred Thousand yuan based upon the need of Debt and the possibility of supplying the money by Creditor. If any maximum guarantee exists for the loans under this Contract, the aforementioned period shall be the term decided according to the maximum amount credit. The maturity of each loan shall be no later than April 6, 2011. The amount, use, term, rate and method of repayment of each loan shall be in line with the receipt for such loan. The receipt of each loan is a part of this Contract and shall be equally effective.

ARTICLE 2 METHOD OF ADJUSTING INTEREST

In the event that the floating rate is used for loans under this Contract and the benchmark interest rate undergoes adjustment, the adjustment date of the interest rate shall be decided in accordance with the first method as follows:

1.        The implementation date of the new benchmark interest rate after the People's Bank of China announces the adjustment of benchmark interest rate.

2.        From the commencement date of the interest, the interest will be adjusted once ____ month(s). The adjustment date of the interest rate is the date of the adjustment month accordingly. If there is no corresponding date in such month, the last day of the month shall be the adjustment date of the interest rate.

3.       Other methods: N/A.

The benchmark interest rate is the loan interest rate of the corresponding period and level announced and implemented by the People's Bank of China. If the People’s Bank of China does not announce the loan interest at the corresponding time and level, the benchmark interest rate will be the loan interest rate recognized by inter-banks or at the usual and corresponding time and level on the adjusting date, unless both Parties agree otherwise.

ARTICLE 3 PENALTY INTEREST RATE

Exhibit 10.47

1.        In the event that Party A does not use the Loan in accordance with this Contract, the penalty interest rate will be the interest rate of the Loan plus 100%, or calculated the interest at ____ (interest rate per day/per month/ per annum). (When the People's Bank of China adjusts the interest rate, such interest rate shall govern.)

After the extension of the loans, when Debtor does not use the loans in compliance with the Contract, Debtor shall be charged interest at 100% of the interest rate after such loan extension.

2.        The penalty interest rate of the overdue loan will be charged from the first overdue date, and the penalty interest rate shall be the interest rate of the loan plus 50%, or calculated at ____ (interest rate per day/per month/ per annum). (When the People's Bank of China adjusts the interest rate, such interest rate shall govern.)

In the event of an overdue loan after the extension, a penalty interest shall be collected at the interest rate after the extension of the loan plus 50% from the first overdue date.

3.        If Debtor fails to repay the interest in time, such overdue payment of the interest will be charged at the penalty interest rate for an overdue loan.

ARTICLE 4 REPAYMENT OF THE LOAN

1.        Debtor shall deposit enough money for repaying the principal and interest into the designated account prior to each repayment date. Credit is authorized to collect the loan principal and interest directly from such account. In the event of insufficient money in the account to pay off the loan in certain period, Creditor is authorized to decide whether to collect the repayment. If Creditor decides not to collect the repayment, the principal and interest in the period will be deemed overdue. If the Creditor decides to collect the repayment, the balance of the principal and interest shall be regarded overdue. In the course of performing the Contract, Debtor request to change the designated account, Debtor shall obtain Creditor’s consent.

2.        If Debtor decides to prepay such the loans, Debtor shall obtain Creditor’s consent in advance. Creditor will charge Debtor the interest in accordance with the first method as follows:

(1)        Collection of the interest in accordance with the term and the interest rate as agreed in the Contract.

(2)        Collection of the interest in line with the actual term of the loan and the interest rate as agreed in the Contract. The penalty of breaching the Contract shall be also charged at amount of prepayment*____ (number of days)*0.01%.

3.        The interest under the Contract shall be settled monthly (per annum/quarterly/monthly), and the settlement date shall be the twentieth day of each month.

Exhibit 10.47

ARTICLE 5 RIGHTS AND OBLIGATIONS OF DEBTOR

1.        Debtor is authorized to receive and use the loan in accordance with the Contract. Debtor is not allowed to change the use of the loan without a written consent from Creditor.

2.        Fulfillment the debt in accordance with the Contract.

3.         Provision of authentic, integrated and effective financial reports quarterly (monthly/quarterly), information of all banks of deposits, opening accounts and other related documents.

4.        Acceptance of examination and supervision by Creditor regarding Debtor’s production and operation, financial activities, use of loans and so on.

5.        Debtor and its investors cannot maliciously transfer any asset, withdraw capital, and arbitrarily transfer any equity interest so as to avoid the debt under the Contract.

6.        Debtor shall inform Creditor in advance in writing regarding any guarantee provided by Debtor for itself or for any third party. The guarantee shall not affect the realization of the credit. Debtor is not allowed to provide a guarantee to any third party by means of using the amount under the Contract in the form of a loan.

7.        Debtor shall inform Creditor ten (10) days in advance in advance in writing when Debtor prepares to change its name, legal representative, articles of association, residence, business scope, registered capital and son on.

8.        Debtor shall inform Creditor thirty (30) days in advance in writing prior to conducting any contract, lease, association, equity reform, merger, spin-off, assets transfer, foreign investment, and alternation of business operation due to other reasons or change of equity structure. Debtor shall not perform the above activities unless it obtains Creditor’s consent and put the repayment of debt into practice.

9.        Any other event that may materially disadvantage the business operation of and fulfillment of the Contract by Debtor besides the above activities of Debtor, such as termination, suspension, de-registration, revocation of business license, the legal representative or person-in-charge’s engagement in illegal activities, involvement in significant litigations or arbitrations, serious hardship of production and operation, deterioration of financial status and so on, Debtor shall inform Creditor in writing in a timely manner as well as put measures recognized by Creditor of credit guarantee into practice.

10.        In the event that the guarantor is undergoing a termination, suspension, deregistration, revocation of business license, bankruptcy, loss of business, partial or whole lack of the capacity of guaranteeing the loan under the Contract, or that the properties under the mortgage (pledge) to guarantee the loan under the Contract is

Exhibit 10.47

destroyed, lost, less valuable, confiscated (expropriated) or any other events that will affected the Creditor’s rights to the guarantee, Debtor shall provide and fulfill relevant guarantee measures as required by Creditor.

11.        Debtor shall burden relevant legal services fee, insurance, transportation, evaluation, registration, safeguard, appraisal, notary fees and son.

ARTICLE 6 RIGHTS AND OBLIGATIONS OF CREDITOR

1.        Creditor is authorized to require Creditor provide relevant information of production and operation, financial and accounting statements and other materials so as to examine and supervise the business operation, financial activities, use of the loan of Debtor.

2.        Creditor (or entrust other banks and branches) is allowed to collect any repayment due in accordance with the Contract from any account of Debtor. (This agreement will be deemed that Debtor has vested in Creditor such collection right and no further power of attorney is required.)

3.        Adequate and timely issuance of the loan to Debtor except for reasons shall not be attributed to Creditor.

4.        Creditor shall keep any trade secret of Debtor confidential, except that Creditor uses such trade secret for internal purpose or as required by national laws.

ARTICLE 7 LIABILITIES OF BREAKING THE CONTRACT

After the effective of this Contract, when either Debtor or Creditor breaches the Contract, it shall be legally liable for the breach and economically compensate the other party.

When Debtor breaches the Contract, Creditor is authorized to exercise the one of rights or collectively exercise all of the rights as follows at the same time: (1) requiring Debtor to correct its behavior in a specified time, (2) stopping issuance of the remaining loan under the Contract, (3) exercising credit sanctions on Debtor when Debtor avoids the supervision of Creditor, delinquency of the debt and other material behaviors that breach the Contract, and report the behaviors of Debtor to relevant department, entity and financial industry via the news or media and implementing announcement and collection.

ARTICLE 8 MISCELLANEOUS

1.        Creditor is authorized to provide the credit information of Debtor to the basic personal credit information database of the People's Bank of China, basic information database of credit of enterprise and credit database set up and approved by credit investigation administrations, and to inquire the above credit data of Debtor from relevant entity, department or the individual. The credit date information of Debtor shall be used within the scope as specified in the Interim Regulations on Management of Basic Personal

Exhibit 10.47

Credit Information Database and Interim Regulations on Management of Basic Credit Information Database of Enterprises enacted and promulgated by the People's Bank of China.

2.        Debtor shall inform Creditor ten (10) days in advance when Debtor decides to change the contact information; otherwise, Creditor will use the original contact information for sending any notice and the issuance of such notice will deem that Debtor receives such notice.

3.        _________________________________________________________________.

ARTICLE 9 DISPUTE RESOLUTIONS

Any dispute arising in the performance of this Contract shall be resolved through a negotiation or via the first method as follows:

1.        Litigation. The jurisdiction will be the People’s Court in the place where Creditor domiciles.

2.        Arbitration. Submitting to _______Arbitration Commission for arbitration in accordance with the arbitration rules thereof.

During the process of litigation or arbitration, the provisions that are not in dispute shall continue to be implemented.

ARTICLE 10 This Contract shall come into force upon the signings of both Debtor and Creditor.

ARTICLE 11 This Contract shall be prepared in four (4) copies. Each of Debtor, Creditor and two guarantees will hold one copy.

ARTICLE 12 DECLARATION

1.        Debtor is familiar with the business scope and authority limitations of Creditor.

2.        Debtor has read all the provisions under this Contract. Creditor has been given specific explanations on the provisions under this Contract at the requested by Debtor. Creditor has fully understood the meaning and corresponding legal consequences of the provisions under this Contract.

3.        Debtor has the authority to sign this Contract.

Debtor: Fujian Yaxin Food Co., Ltd. (Official Seal)
Legal Representative: (Signature)
Authorized Agent: (Seal)

Creditor: Business Department of Jian Yang Rural Credit Cooperation (Official Seal)
Authorized Agent: (Seal)

Exhibit 10.47

Date of Signature: April 7th, 2010
Signed at the Business Department of Jian Yang Rural Credit Cooperation